Exhibit 99.1

PRESS RELEASE

Warren Resources Announces Record First Quarter 2008 Results

                * Net Earnings Surge 573%

                * Oil and Gas Revenue Increases 148%

                * Oil and Gas Production Grows 58%

                * Cash Flow from Operations Increases 325%

NEW YORK, May 7, 2008 (PRIME NEWSWIRE) — Warren Resources, Inc. (Nasdaq:WRES) today announced 2008 first quarter financial and operating results. The Company reported net earnings of $9.4 million, or $0.16 per diluted common share, for the first quarter ended March 31, 2008. This compares to net earnings of $1.4 million, or $0.03 per diluted common share, for the first quarter of 2007.

Warren’s oil and gas revenues jumped 148% to $23.5 million for the first quarter of 2008 compared to $9.5 million in the first quarter of 2007. This increase resulted from a 51% increase in oil production and an 88% increase in natural gas production in the first quarter of 2008 compared to 2007. The increase in oil and gas production reflects growth through the drill bit and the additional well interests acquired in June 2007 from Warren’s former affiliated partnerships. Increased oil production is primarily from continued drilling in the Company’s Wilmington Townlot Unit (“WTU”) in Los Angeles, California.

First Quarter of 2008 Results

Total revenues increased 132% to $23.9 million for first quarter of 2008 compared to the first quarter of 2007. Warren’s production increased to a record 1.87 billion cubic feet of gas equivalent (“Bcfe”) during the first quarter of 2008, which represented a 7% increase over the fourth quarter of 2007 and a 58% increase over the first quarter of 2007. This is the largest quarterly production level ever achieved by Warren.

During the first quarter of 2008, the Company produced 243,000 barrels of oil and 405 million cubic feet (“MMcf”) of natural gas. This compares to 226,000 barrels of oil and 394 MMcf of gas during the fourth quarter of 2007 and 161,000 barrels of oil and 216 MMcf of gas during the first quarter of 2007.

Total expenses increased 63% to $14.4 million during the first quarter of 2008 compared to 2007. Lease operating expense and DD&A expense increased 46% and 95%, respectively, primarily due to increased production.

Net cash flow provided by operating activities increased by 325% to $9.9 million in the first quarter of 2008 compared to $2.3 million in 2007. This increase resulted primarily from higher oil production and oil prices during the first quarter of 2008.

The average realized price per barrel of oil sold was $85.17 for the first quarter of 2008 compared to $50.51 for the first quarter 2007. Additionally, the average realized price per thousand cubic feet (“Mcf”) of gas sold was $6.80 for the first quarter of 2008 compared to $6.15 for the first quarter of 2007.

In April 2008, the borrowing base under the Company’s $250 million credit agreement with Merrill Lynch Capital (now owned by GE Capital Corporation) was increased by $10 million to $120 million with an over-advance allotment of $15 million, thereby representing an immediate availability of $135 million.

“Although we faced certain challenges relating to associated gas production growth in California, we are very pleased that we were able to continue to deliver strong organic growth in production, oil and gas revenues, cash flow from operations and earnings during the quarter. These record results provide a strong beginning to further growth for the remainder of 2008 and beyond,” stated Norman F. Swanton, Warren’s Chairman and CEO. “Additionally, we are very excited about the recent results and increase in our natural gas production in the Sun Dog Unit in Wyoming,” noted Mr. Swanton.

OPERATIONAL UPDATE

Wilmington Townlot Unit, California

Warren invested $16.5 million in the WTU during the first quarter of 2008. The Company drilled 7 gross (6.9 net) wells and completed the construction of cellars 1 and 2 in our central facility project. During the quarter, drilling costs totaled $8.6 million and cellar construction, gathering and equipment costs totaled $7.9 million. During the remainder of 2008, Warren anticipates drilling 25 producing and 2 injection wells in the WTU. Additionally, Warren plans to complete the 8 producing and 5 injection wells drilled but not completed.

As previously announced, Warren released the older Nabors drilling rig from the WTU in late December 2007, but has continued drilling with the Ensign rig through the first quarter of 2008. The Nabors rig will be replaced in the second quarter by a fully soundproofed electric rig specially assembled by Vorhees. During the first quarter of 2008, drilling was focused on the Upper Terminal reservoir, with three producing and four water injection wells drilled. One of these Upper Terminal wells helped delineate additional Tar well targets to the south and east of the central drillsite. Currently, Warren has identified 10 additional Tar well locations. Drilling of more prolific horizontal Tar wells was deferred in the first quarter due to the previously announced production curtailments resulting from constraints on oil transportation and gas handling. The oil transportation constraint was resolved on March 14th, when the new 10” oil transportation pipeline was connected by Cardinal Pipeline LP to the THUMS oil pipeline and placed in service. The new oil pipeline allows Warren to directly transport and sell oil from both the WTU and North Wilmington Unit (“NWU”) to the nearby ConocoPhillips refinery in Carson, California and eliminates approximately 50 oil tanker truck trips per day to haul oil from Warren’s central facility.

The Zoning Administrator for the City of Los Angeles held a hearing on May 2, 2008 to review the terms and conditions of construction and operations set forth in the Zoning Administrator’s 2006 Zoning Order, which governs the construction and operation of Warren’s drilling cellars in the WTU central facility. Warren presented its position to the Zoning Administrator and stated it believes most of the concerns raised by neighbors were related to impacts during the construction phase, which is now substantially complete. The Company strongly believes the neighborhood concerns are no longer valid and that it is in compliance with or has exceeded all terms and conditions of the 2006 Zoning Order. The Zoning Administrator stated that the purpose of the May 2, 2008 hearing was to review and determine compliance with the existing conditions of the 2006 Zoning Order, and whether any modification of or new conditions should be imposed. In response to the opposition, the Zoning Administrator made it clear to those in attendance that the May 2, 2008 hearing and proceeding was not a hearing for revocation or denial of the 2006 Zoning Order or Warren’s right to construct, drill and operate in the WTU Central Facility. A decision on revisions to existing conditions or any additional conditions by the Zoning Administrator is expected to be rendered within approximately 90 days. The Zoning Administrator’s decision is subject to further appeal, which could entail a process of six months or more.

As previously reported, because the produced natural gas volume at the WTU was historically too low to justify the purchase and installation of gas sales equipment, the gas has been flared for many years under a permit from the South Coast Air Quality Management District (“SCAQMD”). Under an agreement with the SCAQMD, in October 2007 the Company began operation of six microturbines to convert a portion of the produced gas to electricity for internal use. Also in October 2007, the Company applied to the SCAQMD for a permit to install a new high-efficiency, low-emission clean enclosed burner to replace the older existing gas flare. In March 2008, the Company presented its longer-term plan to the SCAQMD, which included seeking approvals from regulatory authorities to reinject a portion of the produced gas into oil bearing reservoirs until such time as gas volumes are adequate and equipment can be permitted, procured, and installed to sell the gas directly to a third party user or public utility. The next hearing before the SCAQMD is scheduled for June 4, 2008.

Current production in the WTU is approximately 3,000 barrels of oil per day (“BOPD”). In the future, if Warren exceeds its gas flare limitation, WTU oil production may be curtailed. We estimate that this curtailment may limit production to between 3,200 and 3,500 BOPD. Warren owns a 98.6% working interest in the WTU.

North Wilmington Unit, California

The NWU is adjacent to the WTU in the Los Angeles Basin in California. Current production from the NWU is approximately 425 gross BOPD. In April 2008, the Company mobilized a new Nabors drilling rig and commenced drilling a horizontal well in the NWU, targeting the stratified Ranger formation. If successful, four more horizontal/lateral wells may be drilled in the NWU during 2008. Additionally, Warren plans to rework 4 wells during the balance of 2008. Warren owns a 100% working interest in the NWU.

Atlantic Rim Coalbed Methane project in the eastern Washakie Basin, Wyoming

From August 2007 through February 2008, Warren participated in the drilling of 59 producing wells and 6 water injection wells in the Sun Dog Unit. Warren invested $9.6 million in the first quarter on drilling, completion, and infrastructure for these wells. Drilling and completion operations have ceased due to seasonal wildlife timing stipulations that will be in effect until July 15th. The Company has recently placed 48 wells on production. The remaining 11 Sun Dog wells drilled but not placed on production during April and May of 2008 will be placed on production later in the year. Preliminary results in the Sun Dog Unit are very encouraging. Current gross production from the Unit is 10.5 million cubic feet per day (“MMcfd)” with 11 of the new wells producing at rates in excess of 200 Mcf per day. Warren owns an approximate 44% working interest in the Sun Dog Unit.

Two additional gas compressors are currently being installed which will increase gas transportation capacity from the Sun Dog Unit to 17.5 MMcfd. This work is expected to be completed in the next two to three weeks.

Warren participated in drilling 33 gross producing (1.8 net) wells in the Catalina Unit. During the month of April 2008, 24 total wells were producing approximately 15 MMcfd in the Catalina Unit. Currently, the Company has an approximate 5.3% working interest in the Catalina Unit. Warren expects its working interest percentage to increase to approximately 17% as this project is developed on its acreage.

Updated 2008 Guidance

Warren provides the following updated forecast for capital expenditures and production based upon the information available at the time of this release. Please see the forward-looking statement at the end of this release for more discussion of the inherent limitations of this information.

Second Quarter
	Ending	Year ending
	June 30, 2008	December 31, 2008
Production:
Oil (MBbl)	250 - 260	1,200 - 1,350
Gas (MMcf)	525 - 575	2,500 - 3,100
Gas Equivalent (MMcfe)	2,025 - 2,135	9,700 - 11,200
Capex Budget (in thousands)	$30,000	$140,000

Financial and Statistical Data Tables

Following are financial highlights for the comparative first quarters ended March 31, 2008 and 2007.

Warren Resources, Inc.

Consolidated Statements Of Operations

(Unaudited)

	Three Months Ended
	March 31,
	2008	2007
	(in thousands,
	except per share
	information)
Revenues
Oil and gas sales	$23,484	$9,482
Interest and other income	345	833
Net gain on investments	93	8
	23,922	10,323
Expenses
Lease operating expenses and taxes	5,864	4,015
Depreciation, depletion and amortization	3,914	2,008
General and administrative	3,312	2,668
Interest	1,342	157
	14,432	8,848
Income before provision for income taxes	9,490	1,475
Deferred income tax expense	27	7
Net income	9,463	1,468
Less dividends and accretion on preferred shares	33	67
Net income applicable to common stockholders	$9,430	$1,401
Earnings per share - Basic	$0.16	$0.03
Earnings per share - Diluted	$0.16	$0.03
Weighted average common shares outstanding - Basic	57,583	53,520
Weighted average common shares outstanding - Diluted	58,645	54,467
Production:
Gas - MMcf	405	216
Oil - MBbls	243	161
Total Equivalents (MMcfe)	1,865	1,184
Realized Prices:
Gas - Mc	$6.80	$6.15
Oil - Bbl	85.46	50.51
Oil - Hedge loss	(0.29)	—
Total Equivalents (Mcfe)	$12.59	$8.01

	Three Months Ended
	March 31,
	2008	2007
	(in thousands)
Net cash flow provided by operating activities:
Cash flow from operations	$9,886	$2,328
Changes in working capital accounts	3,962	1,351
Cash flow from operations before working capital changes	$13,848	$3,679

Conference Call

The public is invited to listen to the Company’s conference call set for today, May 7, 2008, at 10:00 a.m. Eastern Time. The call will be webcast and can be accessed from the Company’s website at: www.warrenresources.com. If you are unable to participate during the live broadcast, the webcast will be archived on Warren’s website. A telephonic replay will also be available through May 14, 2008 by dialing toll-free 888.286.8010, or international callers please dial 617.801.6888, and enter passcode 53581835.

About Warren Resources

Warren Resources, Inc. is a growing independent energy company engaged in the exploration and development of domestic oil and natural gas reserves. Warren’s activities are primarily focused on oil in the Wilmington field in California and coalbed methane properties in the Washakie Basin in Wyoming. The Company is headquartered in New York, New York, and its exploration and development subsidiary, Warren E&P, Inc., has offices in Casper, Wyoming and Long Beach, California.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Warren believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release. See “Risk Factors” in the Company’s Annual Report on Form 10-K and other public filings with the Securities and Exchange Commission (www.sec.gov).

CONTACT:	Warren Resources, Inc.
David Fleming
(212) 697-9660